UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 28, 2011

FULUCAI PRODUCTIONS LTD.
Exact name of registrant as specified in its charter

Nevada	000-54154	68-0680436
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3632 – 13 St SW, Calgary AB	T2T 3R1
(Address of principal executive offices)	(Zip Code)

(403) 689-3901
Registrant’s telephone number, including area code

n/a
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1

REGISTRANT’S BUSINESS AND OPERATIONS

Item 1.01 Entry into a Material Definitive Agreement

On March 28, 2011,  Fulucai Productions Ltd.  (the “Company”) and Octacation Productions Ltd. (“Octacation”) entered into a Development Agreement (the “Agreement”) whereby the Company will provide video production and post-production services (the “Services”) for the development of a marketing video (the “Trailer”) for Octacations’ movie, Smack in the Middle of Nowhere.

Under the terms of the Agreement the Company will provide video production and post-production services, voice acquisition and mixing, sound effects, non-union actors, craft services, direction, and editing. Any and all other services, including music, will be considered extras and billed on a cost-plus-20% basis.

On or before April 29, 2011, Octacation must provide the Company with ten  (10) storyboarded scenes and scripted dialogue, if any, to be used by Company as guidance for the Trailer production.

Octacation must  pay the Company a total of US$40,000 (plus any applicable taxes) for the Trailer development, $15,000 (plus any applicable taxes) of which was paid upon signing of the Agreement with the balance due within 30 days of the closing of Octcations’ contemplated financing via S-1 Registration Statement originally filed on March 22, 2011. The Company must deliver the complete Trailer within six months of the final payment.

Gordon Rix, a director and officer of the Company licensed the rights to “Smack in the Middle of Nowhere to Octacation Productions Ltd.  Mr. Rix abstained from voting on the entry into the Agreement between Octcation and the Company.

SECTION 9

FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01(d)  Exhibits

Exhibit No.	Description
10.1	Development Agreement between the Company and Octacations Productions Ltd. dated March 28, 2011	Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FULUCAI PRODUCTIONS LTD.

Dated: April 15, 2011	By:	/s/ James Durward
	Name:	James Durward
`	Title:	Chief Executive Officer